Exhibit 99.2

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neopharm.com

847-887-0800 x 2342

NEOPHARM ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

•                  Net Loss Reduced To $0.30 Per Share

•                  Cash Used In Operations $9.3 Million

•                  PRECISE Update

•                  NeoLipid® Platform Update

WAUKEGAN, Illinois — May 5, 2006 — NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the first quarter ended March 31, 2006.

First Quarter 2006 Results

The Company reported a first quarter 2006 net loss of approximately $8.1 million, or $0.30 per basic and diluted share.  The first quarter loss represents a $2.8 million, or 26%, improvement compared to the $10.9 million loss, or $0.46 per basic and diluted share, in the first quarter of 2005.  Additionally, the first quarter 2006 results represent a $1.6 million, or 16% improvement to the $9.7 million, or $0.41 loss per basic and diluted share, when compared to the fourth quarter of 2005.

Net cash used in operations in the first quarter of $9.3 million was $0.1 million, or 1% lower than the $9.4 million used in the first quarter of 2005, and $0.1 million, or 1% lower than the $9.4 million used in the fourth quarter of 2005.

As of March 31, 2006, the Company had cash, cash equivalents, and short-term investments on hand of $59.8 million, compared to cash, cash equivalents and short-term investments on hand of $30.3 million as of December 31, 2005.  The increase in cash is directly attributable to the $38.7 million in net proceeds received from the sale of 4,025,000 shares of common stock at a public offering price of $10.20 per share on January 10, 2006.

“We have made positive progress on the implementation of our previously announced strategy during my first six months at NeoPharm,” said Guillermo A. Herrera, President and Chief Executive Officer of NeoPharm.  “We continue to make preparations to move ahead in the event that positive results are achieved in the PRECISE Trial.  Additionally, we continue to maintain our commitment to our NeoLipid® liposome platform, and have taken steps to further focus our efforts on increasing the probability of success and commercial opportunity of our two lead liposomal drug product candidates, LEP-ETU and LE-SN38.  Furthermore, our financial results for the first quarter, as well as the actions taken last week, reflect our continued commitment to maintain fiscal discipline.”

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PRECISE Update

Enrollment in the PRECISE Trial for cintredekin besudotox was completed in December 2005.  Also, in December 2005, the independent Data Monitoring Committee (DMC) recommended that the PRECISE Trial continue as planned under the approved protocol.  The DMC observed no treatment related adverse or serious adverse events that differed from those seen in the Phase I/II trials, and observed that optimal catheter placement (≥2 catheters adequately positioned) had been achieved in more than 80% of patients.  A planned interim efficacy analysis (triggered at 160 deaths) is currently expected to occur in the late-second or early-third quarter of 2006, and the final efficacy analysis (triggered at 215 deaths), if needed, is currently expected to occur late in the fourth quarter of 2006 or first quarter of 2007. The PRECISE protocol does not require cintredekin besudotox to show a predetermined improvement in median survival over Gliadel Wafer®.  Rather, the endpoint of the trial is to provide evidence of a statistically significant improvement in overall survival for cintredekin besudotox versus Gliadel Wafer.

NeoLipid® Platform Update

In April 2006, the Company announced a reprioritization of the NeoLipid® platform.  As the Company continues its transition from research to development and commercialization of its products, it has streamlined its operations to focus development on its two most promising NeoLipid® drug product candidates, LEP-ETU and LE-SN38.  The Company is now prepared to initiate a Phase II clinical trial for LE-SN38.  Further, recognizing that the market landscape has changed for taxane based oncology products, the Company has selected a 505(b)(2) regulatory path for LEP-ETU which will be designed to demonstrate non-inferiority with superiority advantage over Taxol.  Pre-clinical work continues on earlier stage liposomal formulations of the anti-cancer agents docetaxel and gemcitabine, while the LErafAON program is on hold pending analysis of the data gathered in Phase I.

Financial Projections

The Company currently projects a net loss range for 2006 of approximately $36 million to $38 million, or approximately $1.32 to $1.39 per share.  These projections assume stock option expense of approximately $2 million in 2006.  The Company also currently estimates that the 2006 projected net loss will result in cash used in operations of less than $34 million. NeoPharm believes that the cash, cash equivalents, and short-term investments on hand as of March 31, 2006 can support the Company’s activities through the fourth quarter of 2007 at current and projected levels of development and general corporate activity.

Conference Call

NeoPharm will host a conference call to discuss these financial results on:

Friday, May 5, 2006 at 11:00 a.m. Eastern/8:00 a.m. Pacific

Domestic:	800-688-0836, passcode 45361215
International:	617-614-4072, passcode 45361215

Audio replays will be available through May 12, 2006.

Domestic:              888-286-8010, passcode 61152573

International:        617-801-6888, passcode 61152573

The live call and replay will also be available via webcast at www.neopharm.com.

About Glioblastoma Multiforme

Glioblastoma multiforme (GBM) is the most common type of malignant primary brain tumor in adults.  According to the Central Brain Tumor Registry of the United States (“CBTRUS”) (www.cbtrus.org), GBM tumors account for approximately 22 percent of all adult primary brain tumors and usually affect men more commonly than women, particularly men between the ages of 60 and 85 years.  GBM is rare in children, comprising approximately three percent of all childhood tumors.  According to the CBTRUS, approximately 18,500 people are diagnosed annually with primary malignant brain tumors and approximately 13,000 people die from this disease annually.  Survival time for patients ranges from six months for recurrent disease to 12 months with newly diagnosed disease despite aggressive treatments including surgery, radiation therapy and chemotherapy.

GBM tumors mainly arise in the cerebral hemispheres (the main portions of the brain), but they can also occur in the brain stem, cerebellum, or spinal cord.  Symptoms of a GBM can include headaches that are caused by increased intracranial pressure, memory loss, seizures, personality changes, and coordination difficulties.

About Cintredekin Besudotox (IL13-PE38QQR)

Cintredekin besudotox is a recombinant protein consisting of a single molecule composed of two parts: a tumor-targeting molecule (Interleukin-13, or IL13) and a cytotoxic agent (Pseudomonas Exotoxin, or PE). The drug is delivered via Convection Enhanced Delivery (CED), a novel drug delivery system using catheters placed following tumor resection (removal), in areas with microscopic tumor spread or at risk of tumor spread around the tumor resection cavity.  IL13 receptors are present in appreciable numbers on malignant glioma cells, but only to a minimal amount if at all on healthy brain cells. The IL13 portion is designed to bind to receptors on tumor cells like a key fits into a lock. The cancer cell appears to latch onto and absorb the IL13 and the attached PE, causing destruction of the cancer cell. Healthy brain cells appear to be unharmed because they do not internalize the PE.

Cintredekin besudotox has received Orphan Drug designation and Fast Track designation from the U.S. Food and Drug Administration (FDA).  Cintredekin besudotox was also accepted into FDA’s Pilot 2 Program for continuous marketing applications.  Cintredekin besudotox has also received Orphan Drug designation in Europe.

Promising data for this potential therapeutic advance in the treatment of GBM has been observed in Phase I/II trials. In addition, the importance of adequate catheter positioning in order to achieve optimal distribution of cintredekin besudotox in brain tissue was assessed, leading to the specific guidelines for catheter positioning and deferred catheter placement used in the Company’s ongoing Phase III PRECISE Trial.  Improved catheter placement translated into a better patient outcome for the 45 (complete Phase I/II patient set) recurrent GBM patients treated post-tumor resection in the Phase I/II trials, with an overall median survival of 44.0 weeks (95% Confidence Interval [CI]: 36.1-55.6) including 42 percent of patients with <2 adequately positioned catheters, while patients with ≥2 catheters adequately positioned surviving with a median of 53.6 weeks (95% CI: 36.1-70.3).  Separately, one-year and two-year survival rates for recurrent GBM patients were 40 percent and 13 percent respectively.

Pivotal Phase III Trial — PRECISE

PRECISE, an acronym for Phase III Randomized Evaluation of Convection Enhanced Delivery of IL13-PE38QQR with Survival Endpoint, www.precisetrial.com, is a randomized, controlled Phase III clinical trial.  It was designed to enroll up to 300 patients in order to obtain 270 patients with confirmed GBM at first recurrence at study entry surgical resection for the intent-to-treat patient population, and compare overall survival, drug safety and quality of life of patients receiving cintredekin besudotox with patients receiving Gliadel® Wafer in the treatment of first recurrent GBM following surgical tumor resection.

PRECISE achieved the 270 patient intent-to-treat milestone (276 intent-to-treat) in early December after enrolling 294 patients.  Patients were randomized so that 2 patients received cintredekin besudotox via CED for every 1 patient that received Gliadel Wafer placed in the resection cavity at the time of resection. The primary efficacy analysis of the trial will be based on the comparison of the overall patient survival curves of the two treatment groups.

NeoPharm’s Commitment to Oncology

NeoPharm employees share a common goal: bringing hope to cancer patients and their families through the research and development of new cancer drugs and therapies. The Company’s oncology portfolio is built on two novel, proprietary platforms: a tumor-targeting platform, and the NeoLipid® Liposomal Drug Delivery platform. Through its research and clinical studies, as well as its work with physicians, scientists, and advocacy groups, NeoPharm is helping to enhance the lives of cancer patients.

About NeoPharm, Inc.

NeoPharm, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  Additional information, including ongoing clinical trials, can be obtained by visiting NeoPharm’s Web site at www.neopharm.com.

Forward Looking Statements — This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, to the Company’s ability to make a BLA submission,  the initiation, progress and outcomes of clinical trials of the Company’s drug product candidates, including, but not limited to, the PRECISE trial and NeoLipid drug product candidates, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds including, but not limited to the Company’s ability to develop a program for commercializing cintredekin besudotox and the liposomal technology drug product candidates, uncertainty regarding the outcomes of ongoing or proposed FDA studies, uncertainty regarding the availability of third party production capacity, uncertainty regarding the outcome of damage claims made by or against the Company, the Company’s financial guidance and projections, the Company’s ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox and the liposomal technology drug product candidates,   that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, cintredekin besudotox and the liposomal technology drug product candidates, directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three-Months Ended
	March 31
	2006	2005
Revenues	$1,610	$71,300
Expenses:
Cost of revenues	70	290
Research and development	5,843,761	8,073,761
Selling, general, and administrative	2,937,929	3,233,309
Total expenses	8,781,760	11,307,360
Loss from operations	(8,780,150)	(11,236,060)
Interest income	665,687	371,787
Net loss	$(8,114,463)	$(10,864,273)
Net loss per share-basic and diluted	$(0.30)	$(0.46)
Shares used in computation of net loss per share:
Basic and diluted	27,317,829	23,469,462

Balance Sheet Data:

(Unaudited)

	March 31,	December 31,
	2006	2005
Cash and cash equivalents	$6,283,879	$1,486,172
Short-term investments	$53,473,297	$28,776,020
Total assets	$62,614,960	$33,369,985
Current liabilities	$7,582,205	$9,388,474
Accumulated deficit	$(236,139,178)	$(228,024,715)
Total stockholders equity	$51,840,442	$21,945,324